Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Toys “R” Us, Inc. and Subsidiaries of our report dated March 3, 2004, included in the 2003 Annual Report to the Stockholders of Toys “R” Us, Inc. and Subsidiaries.

We also consent to the incorporation by reference in Registration Statements (Form S-4 Number 33-56303, 333-18863 and 333-73800; Form S-3 Numbers 2-87794, 33-23264, 33-34273, 33-11461, 33-42237, 33-51359, 333-84254, 333-84258 and 333-103983; Form S-8 Numbers 2-64887, 2-91834, 33-42627, 333-11861, 33-15841, 333-23441, 333-20385, 333-64315, 333-61827, and 333-82377) of Toys “R” Us, Inc. and Subsidiaries of our report dated March 3, 2004, with respect to the consolidated financial statements of Toys “R” Us, Inc. and Subsidiaries incorporated by reference to the Annual Report (Form 10-K) for the year ended January 31, 2004.

/s/ Ernst & Young LLP

New York, New York

April 14, 2004